Exhibit 99.1

Natural Gas Services Group, Inc. Announces Cooperation Agreement
with Mill Road Capital

MIDLAND, TX, May 1, 2023 (Globe Newswires) – Natural Gas Services Group, Inc. (NYSE:NGS) (the “Company”), a leading provider of gas compression equipment and services in the energy industry, today announced that it has entered into a cooperation agreement with affiliated entities of Mill Road Capital (“Mill Road”), which currently owns approximately 7.3% of the Company’s outstanding common shares. Under the agreement, the Company appointed Justin C. Jacobs and Donald J. Tringali to its Board of Directors (the “Board”) and agreed to include Messrs. Jacobs and Tringali as part of the Company’s slate of nominees for election to the Board at the 2023 annual meeting of shareholders, which is scheduled to be held on June 15, 2023. Stephen Taylor, interim CEO and President, will be nominated by the Company to continue his service on the Board. The Company also announces today that Leslie A. Beyer has informed the Board of her decision to resign. With the appointment of Messrs. Jacobs and Tringali, the Board has as of today filled the two existing vacancies.

Under the terms of the cooperation agreement, Mill Road has agreed to customary standstill and voting commitments, among other provisions. The full agreement between the parties will be filed with the U.S. Securities and Exchange Commission on a Current Report on Form 8-K.

“The Company is committed to shareholder engagement as well as longer-term opportunities to enhance shareholder value and we look forward to Messrs. Jacobs and Tringali becoming integral members of our Board,” said Stephen C. Taylor, Interim Chief Executive Officer and President and Chairman of the Board of the Company. “This is an important time for the Company, and we are eager to benefit from the perspectives and experience available from the whole board. We also thank Ms. Beyer for her dedicated service and contributions to the Board since June of 2020.”

“We believe in the significant opportunities in front of NGS at this critical point in its history,” said Justin Jacobs. “Don and I are committed to working constructively on the Board and will focus on existing and potential initiatives that drive shareholder value. We look forward to capitalizing on NGS's competitive position and enhancing the value of the company's shares.”

Biographies for Mill Road Directors

Justin C. Jacobs

Justin C. Jacobs, 48, has more than 25 years of experience as a public investor, private equity investor, operator, and member of Boards of Directors; he also has significant experience in turnaround situations. He is a Management Committee Director of Mill Road Capital

Management LLC, where he has worked since 2005. Mill Road Capital Management is an investment firm focused on investments in small, publicly traded companies. Mr. Jacobs is currently a member of the Board of Directors of Swiss Water Decaffeinated Coffee, Inc. and has previously served on numerous public and private company boards. Mr. Jacobs holds a B.S. from the McIntire School of Commerce at the University of Virginia.

Donald J. Tringali

Donald J. Tringali 65, is an experienced operating executive, corporate director, and business and financial advisor. He currently serves as the Chief Executive Officer of Augusta Advisory Group, a boutique financial and business consulting firm providing a full range of executive, operations and corporate advisory services to companies, a position he has held since founding the firm in 2001. Mr. Tringali has extensive experience serving as an executive officer and on the boards of directors of public and private companies. Mr. Tringali began his career as a corporate attorney in Los Angeles, where he represented public and private companies in general business matters and mergers and acquisitions transactions. Mr. Tringali holds a Bachelor of Arts in Economics from UCLA and a Juris Doctor from Harvard Law School.

About Natural Gas Services Group, Inc. (NGS)

NGS is a leading provider of gas compression equipment and services to the energy industry. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for oil and natural gas production and plant facilities. NGS is headquartered in Midland, Texas, with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

For Additional Information

Investor Relations
(432) 262-2700
ir@ngsgi.com
www.ngsgi.com